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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 10-C


               REPORT BY ISSUER OF SECURITIES QUOTED ON NASDAQ

                         INTERDEALER QUOTATION SYSTEM

                 Filed pursuant to section 13 or 15(d) of the

               Securities Exchange Act of 1934 and Rule 13a-17

                             or 15d-17 thereunder


                       CAPSTONE PHARMACY SERVICES, INC.
                (Exact name of issuer as specified in charter)

                          2930 WASHINGTON BOULEVARD
                          BALTIMORE, MARYLAND 21230
                   (Address of principal executive offices)


                                (410) 646-7373
               (Issuer's telephone number, including area code)


II.   CHANGE IN NAME OF ISSUER


1.    Name prior to change:     Choice Drug Systems, Inc.
2.    Name after change:        Capstone Pharmacy Services, Inc.
3.    Effective Date of Charter Amendment changing name:    October 2, 1995.
4.    Date of shareholder approval of change, if required:  Not required.




Date: October 3, 1995


                                   CAPSTONE PHARMACY SERVICES, INC.


                                   By:            /s/ R. Dirk Allison
                                          -------------------------------------
                                   Name:              R. Dirk Allison
                                          -------------------------------------
                                   Title: President and Chief Executive Officer
                                          -------------------------------------